Exhibit 4.15

LIMITED LIABILITY COMPANY AGREEMENT

OF

EXCO Partners GP, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF EXCO Partners GP, LLC (this “Agreement”), dated as of September 29, 2006, is adopted, executed and agreed to by EXCO Resources, Inc., a Delaware corporation and the sole member of the Company (the “Organizational Member”).

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediate controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Audit Committee” means a committee of the board of directors of the Company composed entirely of two or more directors who are not (a) security holders, officers or employees of the GP LLC, (b) officers, directors or employees of any Affiliate of the GP LLC or (c) holders of any ownership interest in the Partnership Group other than a limited partner interest in the Partnership and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the limited partner interests are listed or admitted to trading.

“Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware as described in the first sentence of Article II, Section 1 as amended or restated from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Company” means EXCO Partners GP, LLC, a Delaware limited liability company and general partner of the General Partner.

“Conflicts Committee” means a committee of the board of directors of the GP LLC composed entirely of two or more directors who are not (a) security holders, officers or employees of the GP LLC, (b) officers, directors or employees of any Affiliate of the GP LLC or (c) holders of any ownership interest in the Partnership Group other than a limited partner interest in the Partnership and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange

Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the limited partner interests are listed or admitted to trading.

“Delaware Act” means the Delaware Limited Liability Company Act, as amended from time to time, and any successor to such act.

“General Partner” means EXCO GP Partners, LP, a Delaware limited partnership.

“Independent Director” means a Director who is eligible to serve on the Conflicts Committee and is otherwise independent as defined in Sections 303.01 (B)(2)(a) and (3) or any successor provisions of the listing standards of the NYSE.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute.

“Partnership” means EXCO Partners, LP, a Delaware limited partnership.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

1. Formation. EXCO Partners GP, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Members. The Organizational Member shall be the sole member of the Company.

5. Contributions. The Organizational Member has made an initial contribution to the capital of the Company in the amount of $1,000.00 in exchange for a 100% membership interest in the Company. Without creating any rights in favor of any third party, the Organizational Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Organizational Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7. Management. The management of the Company shall be exclusively vested in a Board of Directors (the “Board”) and, subject to the direction of the Board, the officers (the “Officers”), who shall collectively (Board and Officers) constitute “managers” of the Company within the meaning of the Act. The authority and functions of the Board on the one hand and of the Officers on the other shall be identical to the activity and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Thus, the business and affairs of the Company shall be managed by the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

8. Board of Directors. The Board shall consist of one or more individuals (the “Directors”) appointed by the Organizational Member, such number of Directors to be determined from time to time by the Organizational Member. Vacancies on the Board for whatever cause shall be filled by the remaining Directors or, if there be none, by the Organizational Member. The Directors shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or until removed by the Organizational Member, in the Organizational Member’s discretion. The Board may act (a) by majority vote of Directors present at a meeting at which a quorum (consisting of a majority of Directors) is present or (b) by unanimous written consent.

9. Committees. The Board may, by resolution of a majority of the full Board, designate one or more committees, each committee to consist of one or more of the Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified Director at any meeting of such committee. Any such committee, to the extent provided in the resolution of the Board or in this Agreement, shall have and may exercise all powers and authority of the Board in the management of the business and affairs of the Company; but no such committee shall have the power or authority in reference to the following matters:

1.1.1 approving or adopting any action or matter expressly required by this Agreement or the Delaware Act to be submitted to the Organizational Member for approval or adoption; or

1.1.2 amending or repealing any provision of this Agreement.

In connection with the appointment of any committee, the Board shall adopt a charter for the committee which shall be revised from time to time in accordance with its terms.

Unless otherwise specified by resolution of the Board, any committee designated pursuant to this subsection shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board when requested and shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present at a meeting of which a quorum is present shall be necessary for the adoption by the committee of any resolution.

The Board shall have power at any time to fill vacancies in, or to change the membership of, any committee, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

10. Officers. The Board shall have the power to appoint any individual or individuals as the Company’s Officers to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder. The Officers shall have such titles as the Board shall deem appropriate. Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect managerial authority). A Director may be an Officer. The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal. Any Officer elected or appointed by the Board may be removed at any time by the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

11. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Board may elect. No other event will cause the Company to dissolve.

12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

13. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Organizational Member.

IN WITNESS WHEREOF, the undersigned, being the Organizational Member of the Company, have caused this Limited Liability Company Agreement to be duly executed as of the 29th day of September 2006.

EXCO Resources, Inc.

By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and Secretary

[Signature Page to

LLC Agreement – EXCO Partners GP, LLC]